Exhibit 10.91

ESCROW RELEASES

PURCHASE AGREEMENT

BY AND BETWEEN

QVT Associates LP

Whitebox Hedged High Yield Partners, LP

Star Scientific, Inc.

Star Tobacco, Inc.

TABLE OF CONTENTS

1.	Definitions.	1

2.	Basic Transaction.	2

3.	Representations and Warranties of the Sellers. The Sellers represent and warrant to the Purchasers that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and as of the 2006 Payment Effective Date.	3

4.	Representations and Warranties of the Purchasers. The Purchasers represent and warrant to the Sellers the that the statements contained in this Section 4 are true, correct and complete as of the Closing Date.	5

5.	Other Covenants.	6

6.	Miscellaneous.	8

EXHIBITS

Exhibit A Escrow Accounts

Exhibit B Form of Acknowledgement

Exhibit C Form of Opinion from Sellers’ Counsel

ESCROW RELEASES PURCHASE AGREEMENT

This Escrow Releases Purchase Agreement is entered into on March 14, 2007 (the “Effective Date”), by and between QVT Associates LP, a limited partnership formed under the laws of the State of Delaware and Whitebox Hedged High Yield Partners, LP, a limited partnership formed under the laws of the British Virgin Islands (collectively, the “Purchasers”) and Star Scientific, Inc., a Delaware corporation (“STSI”) and Star Tobacco, Inc., a Virginia corporation (“STI”) (collectively, the “Sellers”). The Purchasers and the Sellers are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which the Purchasers will purchase all Sellers’ right, title and interest in and to all income from and reversionary interests in the escrow accounts identified on Exhibit A, which were established by the Sellers on behalf of STI as a non-participating manufacturer under state statutes adopted substantially in the form of the Model Statute set forth on Exhibit T to the Master Settlement Agreement between the major tobacco companies and each state in the United States and the District of Columbia, other than the states of Virginia, Texas, Louisiana and Minnesota (the “Escrow”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

(a) “Acknowledgement” has the meaning set forth in Section 2(c)(i) below.

(b) “Assigned Interests” means all of the right, title, and interest in and to (a) the Principal and the 2006 Payments; and (b) the interest in all income generated by and other appreciation of the Principal and, upon the deposit thereof, the 2006 Payments.

(c) “Closing” has the meaning set forth in Section 2(c) below.

(d) “Closing Date” has the meaning set forth in Section 2(c) below.

(e) “Escrow” has the meaning set forth in the preamble above.

(f) “Escrow Agent” means Branch Banking & Trust Company.

(g) “Escrow Agreement” means the agreements between the Sellers and the Escrow Agent under which the escrow accounts identified on Exhibit A were established and as of the Closing Date are maintained.

(h) “Escrow Claims” has the meaning set forth in Section 5(c) below.

(i) “Knowledge” means actual knowledge after reasonable inquiry.

(j) “Law” means a law, order, ruling, rule, regulation, writ, assessment, injunction, judgment or decree.

(k) “Material Adverse Effect” means the ability of a Party to consummate the transactions contemplated by this Agreement or a material adverse change in the value of the Escrow.

(l) “Notice of Election” has the meaning set forth in Section 5(c)(ii) below.

(m) “Party” has the meaning set forth in the preamble above.

(n) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(o) “Principal” means the reversionary interest in all amounts deposited in the Escrow prior to March 13, 2007.

(p) “Purchase Price” has the meaning set forth in Section 2(b) below.

(q) “Purchasers” has the meaning set forth in the preamble above.

(r) “SEC Documents” means Sellers’ Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, Sellers’ Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006, and September 30, 2006, and each current report on Form 8-K filed by Sellers since January 1, 2005.

(s) “Sellers” has the meaning set forth in the preamble above.

(t) “2006 Payments” mean the Sellers’ deposits to be made into Escrow on or about April 15, 2007 pursuant to state statutes adopted substantially in the form of the Model Statute set forth on Exhibit T to the Master Settlement Agreement between the major tobacco companies and each state in the United States other than Virginia, Texas, Louisiana and Minnesota; provided, however, that the 2006 Payments shall not exceed $700,000.

2. Basic Transaction.

(a) Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Purchasers hereby purchase from the Sellers, and the Sellers hereby sell, transfer, convey, and deliver to the Purchasers, all of Sellers’ right, title and interest in and to the Assigned Interests free and clear of all liens, pledges, charges, or encumbrances of any kind or nature against delivery of the consideration specified in Section 2(b)(i), and when the 2006 Payments are deposited, Section 2(b)(ii).

(b) Purchase Price. The Purchasers agree to pay Sellers an amount equal to: (i) the product of thirty cents ($.30) and the Principal as of the Closing Date; plus (ii) the product of thirty cents ($.30) and the amount of the 2006 Payments when deposited into the Escrow.

(c) The Closing. The closing of the purchase and sale provided for herein (the “Closing”) occurred simultaneously with the execution of this Agreement (the date of such execution and Closing, the “Closing Date”) at Latham & Watkins, LLP, 555 11th Street, N.W., Suite 1000, Washington, D.C. 20004 and shall be effective as of 4.30 p.m. Eastern Time on the Closing Date. At the Closing:

(i) the Sellers delivered to Purchasers the notice, instruction, acknowledgement and Account Control Agreement (the “Acknowledgement”) in the form of Exhibit B hereto executed by Sellers and the Escrow Agent;

(ii) the Sellers provided the Purchasers an opinion from outside counsel that was acceptable to the Purchasers in the form of Exhibit C hereto;

(iii) the Purchasers delivered to the Sellers the consideration specified in clause (i) of Section 2(b) above by wire transfer in same day funds into an account designated in writing by Sellers; and

(iv) the Sellers shall deliver, or cause to be delivered, to the Purchaser an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code Section 1445(b)(2) and Treasury Regulation Section 1.1445-2(b), which statement certifies that such Person is not a foreign person and sets forth such Person’s name, taxpayer identification number and address.

(d) 2006 Payments.

(i) Sellers shall deposit the 2006 Payments into the applicable Escrow Accounts no later than April 16, 2007.

(ii) Purchasers shall deliver to the Sellers the consideration specified in Section 2(b)(ii) above into an account designated in writing by Sellers upon written confirmation from the Escrow Agent that the 2006 payments have been deposited into the applicable Escrow Accounts (the date of such confirmation being the “2006 Payment Effective Date”).

(iii) For purposes of clarity, nothing in this Agreement provides Purchasers the right to 2006 Payments in excess of $700,000 or obligate the Purchasers to pay a Purchase Price based on 2006 Payments of more than $700,000.

3. Representations and Warranties of the Sellers. The Sellers represent and warrant to the Purchasers that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and as of the 2006 Payment Effective Date.

(a) Incorporation. STSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and STI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia. The Sellers have not received a written notification that any proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Sellers’ Knowledge, no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Sellers are not in violation of their charter or bylaws.

(b) Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. Without limiting the generality of the foregoing, the respective Boards of Directors of each of the Sellers have duly authorized the execution, delivery, and performance of this Agreement by the Sellers. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions.

(c) Noncontravention. To the Knowledge of the Sellers, the consummation of the transactions contemplated herein will not result in: (i) any violation of the certificate of incorporation or bylaws of the Sellers; (ii) a breach or violation of any of the terms and provisions of, or constitute a default under any contract, agreement, license, understanding, indenture, mortgage, deed of trust, loan agreement, joint venture, lease (including without limitation any sale and leaseback arrangement) or bond, debenture, note or other evidence of indebtedness, to which a Seller is a party or by or to which it or the Assigned Interests are or may be bound or subject; or (iii) a breach or violation of any Law of any government or governmental court, agency or body having jurisdiction over the Sellers or the Assigned Interests. For purposes of clarity and not qualification of the representation and warranty contained in this Section 3(c), Sellers shall remain as parties to the Escrow Agreement as required by the Model Statue but upon the Closing, shall have no right, title or interest in or to the Assigned Interests; upon the Closing, Purchasers shall own and control the Assigned Interests free and clear of all liens, claims, pledges and encumbrances of any kind or nature, and the Sellers shall have no further rights, interests or liens in the Assigned Interests.

(d) Ownership. Except as set forth in the SEC Documents, the Sellers have good and valid title to the Assigned Interests, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, whether imposed by agreement, contract, understanding, law, equity or otherwise, except to the extent otherwise set forth in the Escrow Agreements. Upon delivery of the full consideration as set forth in Section 2(b), Purchasers will have good and valid title to all of Sellers’ rights, title and interest in and to the Assigned Interests and no further act nor thing need occur to transfer such rights, title and interest to the Purchasers.

(e) SEC Documents. STSI has filed in a timely manner all documents that STSI was required to file under the Securities and Exchange Act of 1934 during the 12 months period ending on the Closing Date. As of their respective filing dates, the SEC Documents complied or, when filed will comply in all material respects with the requirements of the Securities and Exchange Act of 1934 or the Securities Act of 1933, as applicable, and none of the SEC Documents contained or, when filed, will contain any untrue statement of a material fact or omitted or, when filed, will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document.

(f) State Statutes. To the knowledge of Sellers, each of the states which are beneficiaries of the Escrow have duly enacted statutes substantially in the form of the Model Statute set forth in Exhibit T to the Master Settlement Agreement between the major tobacco companies and each state in the United States and the District of Columbia, other than the states of Virginia, Texas, Louisiana and Minnesota. Such statutes have not been repealed and remain in full force and effect. Sellers have fully complied with their obligations and duties under such state statutes.

(g) Escrow Agreement. Each Escrow Agreement was duly authorized, executed and delivered by the parties thereto and remains in full force and effect.

(h) Litigation; Escrow Claims. Except as disclosed in the SEC Documents, (i) the Sellers have no Knowledge of any outstanding injunctions, judgments, orders, decrees, rulings, or charges against them; and (ii) neither Seller has Knowledge that it is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not reasonably be expected to have a Material Adverse Effect. Sellers have no knowledge of any pending or threatened Escrow Claims.

(i) Brokers’ Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchasers could become liable or obligated.

(j) Solvency. Except as disclosed in the SEC Documents, based on the financial condition of the Sellers as of the Closing Date, (i) the Sellers’ assets do not constitute unreasonably small capital to carry on either of their businesses for the current fiscal year as now conducted and as proposed to be conducted including capital needs taking into account the particular capital requirements of the business conducted by the Sellers, and projected capital requirements and capital availability thereof; and (ii) the current cash flow of the Sellers, together with the proceeds the Sellers would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of each of their debts when such amounts are required to be paid. The Sellers’ do not intend to incur debts beyond each of their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4. Representations and Warranties of the Purchasers. The Purchasers represent and warrant to the Sellers the that the statements contained in this Section 4 are true, correct and complete as of the Closing Date.

(a) Organization of the Purchasers. The Purchasers are entities duly organized, validly existing, and in good standing under the laws of the jurisdiction(s) of their organization or formation, as applicable. The Purchasers have not received a written notification that any proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Purchasers’ Knowledge, no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Purchasers are not in violation of their charter or bylaws.

(b) Authorization of Transaction. The Purchasers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. Without limiting the generality of the foregoing, the board of directors, managing members or other governing body of each Purchaser have duly authorized the execution, delivery, and performance of this Agreement by the Purchasers. This Agreement constitutes the valid and legally binding obligation of the Purchasers, enforceable in accordance with its terms and conditions.

(c) Noncontravention. To the Knowledge of the Purchasers, the consummation of the transactions contemplated herein will not result in: (i) any violation of the organizational documents of the Purchasers; (ii) a breach or violation of any of the terms and provisions of, or constitute a default under any contract, agreement, license, understanding, indenture, mortgage, deed of trust, loan agreement, joint venture, lease (including without limitation any sale and leaseback arrangement) or bond, debenture, note or other evidence of indebtedness, to which a Purchaser is a party or by or to which it or the Assigned Interests are or may be bound or subject; or (iii) a breach or violation of any Law of any government or governmental court, agency or body having jurisdiction over the Purchasers.

(d) Brokers’ Fees. The Purchasers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

(e) Information. Each Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Sellers, and materials relating to the transactions contemplated hereunder that have been requested by a Purchaser or its advisors, if any. Each Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Sellers. Each Purchaser acknowledges and understands that its purchase of the Assigned Interests involves a significant degree of risk, including the risks reflected in the SEC Documents.

5. Other Covenants.

(a) The Purchasers shall pay their pro rata share (calculated as the ratio of the Principal and the 2006 Payments to the total balance of the Escrow) of the Escrow Agent’s charges with respect to the Escrow Accounts listed on Exhibit A in accordance with the applicable agreements between the Escrow Agent and the Sellers to the extent that such charges arise on or after the Closing Date for the period after the Closing Date. Such agreements between the Escrow Agent and the Sellers shall not be modified or amended without written consent of the Purchasers.

(b) The Sellers shall not change the method of investment of the Principal or the 2006 Payments without the written consent of the Purchasers.

(c) In the event that the Sellers (or their successors or assigns) or the Purchasers receive a notice of a claim that may require payments from the Escrow (“Escrow Claims”), the Parties’ rights and obligations shall be as set forth in this Section 5(c).

(i) Each Party shall have the right to engage counsel at its own cost and expense in connection with any Escrow Claim.

(ii) Promptly after receipt of notice of an Escrow Claim, Sellers shall notify the Purchasers of such claim in writing. Within 15 days following a Purchaser’s receipt of such a notice from Sellers, but to the extent possible not later than 10 days before the date on which any response to a complaint or summons is due, Purchasers shall notify Sellers in writing if one or both Purchasers elect to assume control of the defense and settlement of the Escrow Claim (a “Notice of Election”).

(iii) If the Purchasers deliver a Notice of Election relating to an Escrow Claim within the required notice period, the Purchasers shall be entitled to control the defense and settlement of such Escrow Claim to the extent the Escrow Claim is limited to the Principal and the 2006 Payments and is to be paid out of the Escrow; provided that:

(A) the Sellers shall be entitled to participate in the defense of such claim and to employ counsel at their own expense to assist in the handling of such claim; and

(B) the Purchasers shall obtain the prior approval of Sellers before entering into any settlement of such claim if any amounts are to be paid from sources other than the Escrow.

(C) Sellers agree to provide any and all assistance that the Purchasers may reasonably request, including, without limitation, asserting any counterclaims or defenses on Purchasers’ behalf which the Purchasers may not be permitted to make.

(iv) If the Purchasers do not deliver a Notice of Election relating to any Escrow Claim within the required notice period, the Sellers shall have the right to defend the claim in such manner as they may deem reasonably appropriate, but in any event no less than a reasonable person who owned the Assigned Interests would undertake. The Purchasers shall be entitled to participate in the defense of the claim and to employ counsel at Sellers’ expense to assist in the defense.

(v) The Sellers shall not enter into any settlement that would result in any payment from or any lien, charge, pledge or other encumbrance of any kind or nature against the Assigned Interests without the Purchasers’ express written consent, which may be withheld in the Purchasers’ sole discretion.

(vi) As between the Purchasers and Sellers, each Party shall be responsible for all of its own legal fees and costs incurred in connection with any Escrow Claim.

(d) The transaction contemplated by this Agreement is a sale of the Assigned Interests and not a financing or loan transaction. Nonetheless, out of an abundance of caution and solely to protect the rights and interests of the Purchasers in the event the transaction is recharacterized, Sellers authorize Purchasers to file UCC Financing Statements and any other notices or documents the Purchasers deem prudent or useful, naming the Sellers as debtors and the Purchasers as Secured Parties.

(e) Sellers covenant and agree that from and after the Closing they will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of the Purchasers and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to the Purchasers, or to perfect or record Purchasers’ title to or interest in or to, the Assigned Interests, or otherwise to confirm or carry out the provisions and intent of this Agreement.

(f) Purchasers covenants and agree that from and after the Closing they will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of Sellers and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement.

(g) Promptly upon receipt, the Sellers shall deliver to the Purchasers copies of each and every account statement or other communication or notice delivered by the Escrow Agent to the Sellers.

6. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure and shall take any reasonable comments from the other Parties).

(b) Survival. All representations, warranties and covenants shall survive without end.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, term sheets, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party other than in connection with a merger, sale of assets or other similar transaction.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:	Star Scientific, Inc. Star Tobacco, Inc. 7475 Wisconsin Avenue Bethesda, MD 20817 Attention: General Counsel

If to the Purchasers:	QVT Associates LP c/o QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036 Attention: Kevin McGoey

Whitebox Hedged High Yield Partners, LP c/o Whitebox Advisors, LLC 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416 Attention: Jonathan Wood

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

(j) Jurisdiction and Venue. The Parties shall submit any disputes arising under this Agreement to the exclusive jurisdiction of the United States federal and state courts located in the Borough of Manhattan, New York, New York.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchasers and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Subject to Section 5(c), each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

[Signature page is on the immediately following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

STAR SCIENTIFIC, INC.

By:	/s/ Paul L. Perito
Name:	Paul L. Perito
Its:	Chairman of the Board, President, and Chief Operating Officer

STAR TOBACCO, INC.

By:	/s/ Michael C. Bujakowski
Name:	Michael C. Bujakowski
Its:	Director

WHITEBOX HEDGED HIGH YIELD PARTNERS, LP

By:	/s/ Andrew Redleaf
Name:	Andrew Redleaf
Its:	Managing Member of the General Partner

QVT ASSOCIATES LP, by its general partner, QVT Associates GP LLC

By:	/s/ Kevin McGoey
Name:	Kevin McGoey
Its:	Authorized Signatory

By:	/s/ Tracy Fu
Name:	Tracy Fu
Its:	Managing Member